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                                  EXHIBIT 99.1

                DATAWORKS AND INTERACTIVE GROUP CLOSE ACQUISITION

                DATAWORKS STRENGTHENS ITS POSITION AS A LEADER IN

                        MID-RANGE ERP SOFTWARE SOLUTIONS

San Diego, CA, September 29, 1997 - DataWorks Corporation (Nasdaq: DWRX) and Interactive Group (Nasdaq: INTE) announced today that DataWorks has completed its acquisition of Interactive Group in a stock-for-stock exchange. This acquisition strengthens the DataWorks' leadership position in the mid-range ERP market with a synergistic combination of complementary products and technologies. The acquisition also significantly increases DataWorks' revenue base.

The transaction is being accounted for as a pooling of interests for financial reporting purposes. According to DataWorks Executive Vice President and CFO, Norman R. Farquhar, the acquisition should be accretive to earnings per share in the fourth quarter of 1997 as well as in fiscal 1998. Under the terms of the agreement, shareholders of Interactive Group will receive 0.8054 of a share of DataWorks for each share of Interactive Group. DataWorks has assumed all of Interactive Group's outstanding options and warrants based on the same exchange ratio.

Stuart W. Clifton, DataWorks' President and CEO, commented, "We see this acquisition offering major advantages in three key areas - significantly enhanced international operations, more comprehensive mid-tier product offerings and substantial critical mass makes DataWorks one of the largest mid-range ERP providers in the world. We are particularly pleased about the product and technology synergy this acquisition brings to DataWorks. In the next few weeks we expect to launch Avante, one of the most comprehensive mid-tier ERP offerings available. This Microsoft-centric product, which incorporates the applications found in DataWorks' DataFlo and ManFact products as well as Interactive's INFOFLO system, will offer our mid-range customers a larger selection of application suites to match their varying business processes. In addition to allowing us to consolidate resources and costs, we believe Avante will excel in its ability to meet the requirements of mid-size manufacturers -- companies with annual revenues up to $1 billion -- providing us with significant growth opportunities.

"Of course, one of the primary advantages of this acquisition is the significant international presence it provides DataWorks. With Interactive's established international channels, we now have over 150 employees and 7 DataWorks offices in Europe as well as a substantial distributor in Germany - a position it would have taken DataWorks at least three years to achieve prior to the acquisition."



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According to Interactive's Chairman and CEO, Robert C. Vernon, "Customers and
prospects have had a positive response to the announcement of our agreement and the expanded product scope we'll be capable of offering to them. DataWorks and Interactive employees also welcome the opportunity for increased worldwide capabilities. We can now offer our customers greater financial strength, expanded development resources and an extended systems migration path." Vernon, who played a key role in establishing lnteractive's international operations, will become DataWorks' President of International Operations and will join the company's Board of Directors.

DataWorks is a supplier of software solutions for mid-range discrete product manufacturers. The company's products feature advanced ERP system functionality combined with open system technologies, including client-server architecture, relational database and easy-to-use Windows-based graphical user interfaces. DataWorks now has 25 offices throughout the United States, Canada, United Kingdom and Europe, with over 4,000 customer sites worldwide. DataWorks is one of the first manufacturing software companies to have customers completely installed and operational on the Windows NT operating system.
Worldwide headquarters is located in San Diego, CA.

This news release may contain forward-looking statements that involve risks and uncertainties, including the risks associated with the integration of the two companies, establishing new, or improving existing, relationships or alliances with the company, timely new product releases, competition from other suppliers of ERP software and risks associated with international operations. Certain of these factors, as well as additional risks and uncertainties, are detailed from time to time in DataWorks' periodic filings with the Securities and Exchange Commission.

For more information, contact: Chris Jensen, DataWorks, 21 Technology Drive, Irvine, CA 92618, (714) 788-4013, email: jensenc@dataworks.com.